SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2013

GOLDLAND HOLDINGS, CO.

(Exact name of registrant as specified in its charter)

Delaware	000-53505	90-0350814
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2520 Manatee Avenue West, Suite 200

Bradenton, Florida 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

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Section 8 – Other Events

Item 8.01 - Other Events

GoldLand Holdings Co. (the "Company") issued a press release, dated July 15, 2013, entitled-"GoldLand Holdings Co. (GHDC) Goes forward in its Acquisition of a Latin America Gaming Entity"

The press release is in its entirety below:

GoldLand Holdings Co. (GHDC) Goes forward in its Acquisition of a Latin America Gaming Entity

BRADENTON, FL, July 15th 2013-GoldLand Holdings Co. (GHDC:OTCBB) is presently conducting an audit of the assets of its proposed acquisition of a South American gaming operation. The parties involved have proposed to do the signing of the final documents during the last week of August 2013, well in advance of GHDC's annual shareholders meeting which will likely be held this year in Florida so as to minimize travelling costs for all concerned. Thus, the shareholders will have ample opportunity to examine in detail the benefits of this acquisition and to vote on the Company's renewed directorship. The Board of Directors is also pursuing further acquisitions of a similar nature in the South American market.

This new venture, in addition to providing monthly revenue to the Company, will also open the door to a search of some suitable venture in the South American precious metal mining field.

Currently, revenues can only come from GHDC's holdings in the USA, where it is entitled to a 15% Net Smelter Return (NSR) on any precious metal, extracted by Silver Falcon Mining, Inc. from the Sinker Tunnel on War Eagle Mountain in South Western Idaho on which it owns property and/or from the surface workings of the main veins on the mountain.

With the uncertain future dollar value of gold and silver, the Board of Directors felt it prudent to diversify vertically into an attractive offer of participation into the vibrant Latin American market. This addition, of a current revenue producing entity, will enhance GHDC shareholder's value and should immediately reflect positively on the Company's bottom line.

GoldLand Holdings, Co., cautions that the statements made in this press release and other forward looking statements made on behalf of the Company may be affected by such other factors including, but not limited to, volatility of mineral prices, product demand, market competition, imprecision of mineral estimates, and other risks detailed herein and from time to time in the Securities and Exchange Commission filings of the Company.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOLDLAND HOLDINGS, CO.
Date: July 15, 2013	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer

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